EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Rocky Mountain Chocolate Factory, Inc.
Durango, Colorado

We have issued our reports dated April 23, 2004 accompanying the financial statements of Rocky Mountain Chocolate Factory, Inc. appearing in the 2004 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the year ended February 29, 2004, and our report dated August 13, 2004 accompanying the financial statements of the Rocky Mountain Chocolate Factory, Inc. 401(k) Plan included in the Form 11-K for the year ended February 29, 2004, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

Ehrhardt Keefe Steiner & Hottman PC

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
September 14, 2004